77C.     Matters Submitted to a Vote of Security Holders

          On November 14, 2003, a Special Meeting of Shareholders of the Enhanced 30 Fund was held to vote on a proposal to change the Fund from a diversified to a non-diversified Fund.

          The shareholders approved the proposal by a vote as follows:

                                 Number of Shares
          ---------------------------------------------------------------
          For                       Against          Abstain
          ---                       -------          -------
          1,104,117.867             11,683.303       57,855.299